UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Tecumseh Products Company
(Name of Registrant as Specified In Its Charter)
Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W.
Herrick, and Michael Indenbaum
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     The following materials are posted on the website www.TecumsehProxyFight.com on or after August 6, 2009:

Herrick Foundation
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
313-465-7733
August 6, 2009
Dear Fellow Shareholder,
In the last couple of days, we have received reports from three firms that advise shareholders how to vote their proxies.
While the firms appear to give management and the current board the benefit of the doubt — RiskMetrics Group’s pay for performance policy generally requires a new CEO to serve at least two fiscal years before there are vote recommendation implications under their policy guidelines — they all had issues in an area that we have tried to draw your attention to: excessive executive compensation.
•	RiskMetrics Group (RMG) said they are concerned that the company’s proxy “provided inadequate disclosure on the 2008 annual incentive opportunity and the changes in the metric for 2009. Additionally, the large portion of non-performance based pay added by the CEO’s new employment agreement remains concerning in light of the high CEO compensation for 2008 and the sustained poor shareholder concerns.”

•	They noted that CEO Buker’s $9.5 million total compensation “greatly exceeds the median peer group value of $1.46 million as calculated by RMG” and they called the amount “excessive in light of the company’s negative shareholder returns over the most recent one- and three-year periods.”

•	In addition, RMG was concerned that “the result of this employment agreement modification was that a substantial amount of compensation that is not performance-based,” (emphasis added).
Here’s what PROXY Governance, Inc. had to say:
•	“We have serious concerns about the company’s financial performance, given that the company is performing below the 20th percentile relative to the S&P 1500 and more than 20 percentile points below peers.”

•	“The average three-year compensation paid to the CEO is 375 percent above the median paid to CEOs at peer companies.”

•	“Excluding these one-time equity grants, the average ongoing compensation paid to the CEO is approximately 60% above peer average.”
Glass Lewis & Co. went even further:
•	“Tecumseh Products’ executive compensation received a[n] F grade in our proprietary pay-for-performance model.”

•	“Overall, the company paid significantly more than its peers, but performed worse than its peers.”

•	"[We] believe that shareholders and the Company would benefit from the removal of Mr. Quinn [chairman of the compensation committee] from the board...[it] will send a firm message to the remaining members of the board.
Whether the issue is compensation or overall governance, we do not expect there to be significant changes in board oversight of management if Tecumseh’s nominees constitute a majority of the new board following the election.
Among the reasons we believe this is the fact that we believe Tecumseh has been less than transparent in disclosing the substantial business ties among its current directors and director-nominees.

Herrick Foundation
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
313-465-7733
For example, despite Tecumseh’s goal of assembling nominees without ties to any constituency, nominee Greg C. Smith serves on the board of Solutia, Inc., where Tecumseh director Jeffrey Quinn is chairman of the board and CEO. In addition, Tecumseh CEO Ed Buker was CEO of Citation Corp. at the same time former nominee William Redmond Jr. was chairman of the board (Redmond has withdrawn as a candidate).
As we have outlined in our proxy materials, we believe that the current board hasn’t stood up to management and it hasn’t been as transparent and honest with shareholders as it should. We believe that Tecumseh is at a crossroads and that only with fresh perspectives can the company address the challenges it faces.
That’s why we’re asking you to vote for Zach Savas and Terry Seikel, and to reelect Kent Herrick and Steve Lebowski.
I strongly urge you to support them by voting Herrick Foundation’s GOLD proxy card (and only the GOLD card).
Respectfully,
Todd W. Herrick
Chairman, The Herrick Foundation
Herrick Foundation has filed a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”) on July 15,2009 in connection with the Tecumseh Products Company 2009 annual meeting of shareholders. Before soliciting proxies, Herrick Foundation will provide shareholders with the definitive proxy statement. Herrick Foundation advises shareholders to read the definitive proxy statement because it contains important information about Herrick Foundation and the proposals to be presented to a vote of shareholders at the 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement and other documents Herrick Foundation files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of Herrick Foundation’s definitive proxy statement by accessing www.TecumsehProxyFight.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).
Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the definitive proxy statement referred to above.